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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                AMAZON.COM, INC.

     Amazon.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     1. The original Certificate of Incorporation was filed with the Secretary of State on May 28, 1996.

     2. The following Restated Certificate of Incorporation was duly adopted by the corporation's Board of Directors in accordance with the provisions of
Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the following.

                                 ARTICLE 1. NAME

     The name of this corporation is Amazon.com, Inc.

                     ARTICLE 2. REGISTERED OFFICE AND AGENT

     The address of the registered office of this corporation is 1013 Centre Road, Wilmington, County of New Castle, State of Delaware 19805, and the name of its registered agent at such address is Corporation Service Company.

                               ARTICLE 3. PURPOSES

     The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                ARTICLE 4. SHARES

     The total authorized stock of the corporation shall consist of 5,000,000,000 shares of Common Stock having a par value of $.01 per share and 500,000,000 shares of Preferred Stock having a par value of $.01 per share. Authority is hereby expressly granted to the Board of Director to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by Delaware General Corporation Law in respect

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of any class or classes of stock or any series of any class of stock of the corporation. The corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of Preferred Stock.

                              ARTICLE 5. DIRECTORS

     The number of Directors of the corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. Written ballots are not required in the election of Directors.

                               ARTICLE 6. BY-LAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the corporation; provided, however, the Board of Directors may not repeal or amend any bylaw that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for this corporation.

                          ARTICLE 7. PREEMPTIVE RIGHTS

     Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                          ARTICLE 8. CUMULATIVE VOTING

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

             ARTICLE 9. AMENDMENTS TO CERTIFICATE OF INCORPORATION

     This corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, any of the provisions contained in this Certificate of Incorporation. The rights of the stockholders of the corporation are granted subject to this reservation.

                  ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a

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director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

              ARTICLE 11. ACTION BY STOCKHOLDERS WITHOUT A MEETING

     Only action properly brought before the stockholders by or at the direction of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding shares of capital stock entitled to be voted with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                   ARTICLE 12. SPECIAL MEETING OF STOCKHOLDERS

     The Chairman of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors may call special meetings of the stockholders for any purpose. A special meeting of the stockholders shall be held if the holders of not less than thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

         ARTICLE 13. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     The corporation expressly elects not to be governed by Section 203(a) of Title 8 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer this 10th day of May, 2000.

                                      AMAZON.COM, INC.


                                      By /s/ L. Michelle Wilson
                                         -----------------------------------
                                         L. Michelle Wilson, Vice President,
                                         Secretary, and General Counsel


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